EXHIBIT 99.1

21st Century Holding Company Reports 2011 Fourth Quarter and Full Year Financial Results

SUNRISE, Fla., March 22, 2012 (GLOBE NEWSWIRE) -- 21st Century Holding Company (Nasdaq:TCHC) (the "Company"), a Florida-based provider of insurance, today reported results for the quarter and year ended December 31, 2011 (see attached tables).

Highlights include:

  Fourth quarter 2011 net income of $2.0 million, or $0.25 per share
  Net income of $0.25 per share is inclusive of $0.13 per share of investment gains and $0.04 relating to an increase in future tax benefits.
  Improved underwriting results; loss ratio improves to 52.9% for the fourth quarter 2011, compared with 105.4% for the fourth quarter 2010, and 63.7% for the full year 2011, compared with 89.0% for the full year 2010
  A 14% rate increase from the Florida Office of Insurance Regulation (OIR) on homeowner assumption policies, effective April 5, 2012

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "We are very pleased to report a second consecutive quarterly profit. As we mentioned in our third quarter press release we have developed a book of business that will produce favorable underwriting results that can be sustained over the long term. The processes undertaken to produce this type of business has led to our second consecutive quarter with an underwriting profit. Our disciplined focus on underwriting, risk management and expense control continues to generate improved operating results. Property rate relief continues in the form of a 14% rate increase on our homeowner assumption policies, effective April 5, 2012. This increase follows last year's 19% voluntary and 14% assumption rate increases. These rate increases will continue to contribute stronger earned premium going forward. Additionally, our commercial general liability business continues to improve as we market our 'direct to agent' distribution."

"We are pleased with the momentum we have established, and believe our improved underwriting processes and other measures taken will have a positive impact on our earned premium in 2012. We plan to maintain the underwriting discipline in 2012 that began producing positive results during the second half of 2011. In addition in 2012 we expect to introduce new products through both our Managing General Agent and our Commercial Liability program, which over time will add additional sources of revenue."

Fourth Quarter and Yearend 2011 Financial Review

  For the three months ended December 31, 2011, the Company reported net income of $2.0 million, or $0.25 per share on 7.95 million average undiluted and diluted shares outstanding, compared with a net loss of $3.5 million, or $0.43 per share on 7.95 million average undiluted and diluted shares outstanding in the same three-month period last year.

  For the three months ended December 31, 2011, the Company reported earnings per share of $0.25 which includes $0.13 from net realized investment gains and $0.04 relating to an increase in future tax benefits.

  For the twelve months ended December 31, 2011, the Company reported a net loss of $0.4 million, or $0.05 per share on 7.95 million average undiluted and diluted shares outstanding, compared with a net loss of $8.0 million, or $1.01 per share on 7.95 million average undiluted and diluted shares in the same twelve-month period last year.

  Gross premiums written increased $1.4 million, or 5.7%, to $25.5 million for the three months ended December 31, 2011, compared with $24.1 million for the same three-month period last year. Homeowners' gross written premium increased $1.2 million, or 5.8%, to $21.9 million for the three months ended December 31, 2011, compared with $20.7 million for the same three-month period last year.

  Gross premiums written increased $1.9 million, or 1.9%, to $98.3 million for the twelve months ended December 31, 2011, compared with $96.4 million for the same twelve-month period last year. Homeowners' gross written premium increased $3.6 million, or 4.6%, to $80.4 million for the twelve months ended December 31, 2011, compared with $76.8 million for the same twelve-month period last year.

  Unearned premiums increased $0.8 million, or 1.7%, to $47.9 million as of December 31, 2011, compared with $47.1 million as of December 31, 2010.

  Net premiums earned increased $1.3 million, or 11.2%, to $12.8 million for the three months ended December 31, 2011, compared with $11.5 million for the same three-month period last year. Net premiums earned increased $3.4 million, or 7.7%, to $48.5 million for the twelve months ended December 31, 2011, compared with $45.1 million for the same twelve-month period last year.

  Total revenues increased $2.4 million, or 16.5%, to $16.7 million for the three months ended December 31, 2011, compared with $14.3 million for the same three-month period last year. Total revenues decreased $0.4 million, or 0.7%, to $60.2 million for the twelve months ended December 31, 2011, compared with $60.6 million for the same twelve-month period last year.

Conference Call Information

The Company will hold an investor conference call at 4:30 PM (ET) today, March 22, 2012. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

(866) 501-5542

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at www.21stcenturyholding.com or interested parties can click on the following link:

http://www.21stcenturyholding.com/confindex.cfm

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile, inland marine, workers' compensation and personal umbrella insurance in the state of Florida. The Company is also licensed as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas to offer coverage for more than 300 classes of commercial general liability business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offers the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the costs and collectability of reinsurance; the success of the Company's growth and marketing initiatives and introduction of its new product lines; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida and the other states in which we do business which affect the property and casualty insurance market; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the SEC. Additional risk factors are also set forth in the Company's Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2011, and in the Company's subsequent filings under the Securities Exchange Act of 1934. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

21st CENTURY HOLDING COMPANY Consolidated Statements of Operations (Unaudited)

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2011	2010	2011	2010
Revenue:
Gross premiums written	$ 25,469,319	$ 24,092,529	$ 98,269,445	$ 96,409,584

Gross premiums ceded	(1,621,031)	(1,611,114)	(46,292,959)	(52,963,164)

Net premiums written	23,848,288	22,481,415	51,976,486	43,446,420

Decrease in prepaid reinsurance premiums	(10,022,359)	(11,662,834)	(2,655,724)	(2,107,808)
(Increase) Decrease in unearned premiums	(997,994)	713,362	(796,990)	3,721,321
Net change in prepaid reinsurance premiums and unearned premiums	(11,020,353)	(10,949,472)	(3,452,714)	1,613,513

Net premiums earned	12,827,935	11,531,943	48,523,772	45,059,933
Commission income	134,616	44,494	993,874	1,387,607
Finance revenue	106,634	109,491	517,322	395,054
Managing general agent fees	381,943	365,933	1,583,264	1,608,768
Net investment income	1,025,074	855,157	4,078,822	3,725,931
Net realized investment gains	1,672,755	1,088,139	2,724,841	6,776,604
Regulatory assessments recovered	--	175,417	108,826	857,153
Other income	519,791	139,141	1,632,367	792,266

Total revenue	16,668,748	14,309,715	60,163,088	60,603,316

Expenses:
Loss and loss adjustment expenses	6,779,817	12,158,564	30,895,954	40,088,091
Operating and underwriting expenses	2,387,800	2,562,642	9,916,578	10,834,050
Salaries and wages	1,941,375	2,217,208	8,003,821	8,611,286
Policy acquisition costs, net of amortization	2,813,025	2,617,635	12,347,235	13,025,387

Total expenses	13,922,017	19,556,049	61,163,588	72,558,814

Income (loss) before provision for income tax expense (benefit)	2,746,731	(5,246,334)	(1,000,500)	(11,955,498)
Provision for income tax expense (benefit)	792,931	(1,794,478)	(570,379)	(3,959,724)
Net income (loss)	$ 1,953,800	$ (3,451,856)	$ (430,121)	$ (7,995,774)
Basic net income (loss) per share	$ 0.25	$ (0.43)	$ (0.05)	$ (1.01)
Fully diluted net income (loss) per share	$ 0.25	$ (0.43)	$ (0.05)	$ (1.01)

Weighted average number of common shares outstanding	7,946,384	7,946,384	7,946,384	7,946,384

Weighted average number of common shares outstanding (assuming dilution)	7,946,384	7,946,384	7,946,384	7,946,384

Dividends paid per share	$ 0.00	$ 0.00	$ 0.00	$ 0.06

21st CENTURY HOLDING COMPANY Other Selected Data (Unaudited)

Balance Sheet
	Period Ended
	12/31/11	12/31/10
Total Cash and Investments	$144,671,932	$138,691,834
Total Assets	$179,980,481	$184,049,393
Unpaid Loss and Loss Adjustment Expense	$59,982,564	$66,529,156
Total Liabilities	$121,835,657	$126,118,570
Total Shareholders' Equity	$58,144,824	$57,930,823
Common Stock Outstanding	7,946,384	7,946,384
Book Value Per Share	$7.32	$7.29

Premium Breakout
	3 Months Ended		12 Months Ended
Line of Business	12/31/11	12/31/10	12/31/11	12/31/10
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$21,885	$20,680	$80,402	$76,844
Commercial General Liability	2,158	2,080	10,125	11,894
Other	1,426	1,333	7,742	7,672

Gross Written Premiums	$25,469	$24,093	$98,269	$96,410

Loss Ratios
	3 Months Ended		12 Months Ended
Line of Business	12/31/11	12/31/10	12/31/11	12/31/10
Homeowners'	42.6%	98.9%	57.8%	92.1%
Commercial General Liability	10.5%	114.5%	60.1%	69.4%
Automobile	380.3%	165.9%	181.6%	186.3%
All Lines	52.9%	105.4%	63.7%	89.0%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.

CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         21st Century Holding Company